Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2011 Results

LOUISVILLE, Ky (May 2, 2011) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 29, 2011.

	First Quarter
($000’s)	2011	2010	% Change

Total revenue	283,785	259,624	9
Income from operations	30,209	30,106	—
Net income	19,793	19,241	3
Diluted EPS	$0.27	$0.27	1

Results for the first quarter included:

•                  Comparable restaurant sales increased 4.6% at company restaurants and 3.8% at franchise restaurants;

•                  2 company restaurants opened;

•                  Restaurant margins, as a percentage of restaurant sales, decreased 88 basis points to 19.2%;

•                  The Company repurchased 1,500,000 shares of its common stock for a total purchase price of $25.3 million;

•                  Diluted earnings per share increased 1% compared to the prior year period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We were very pleased with yet another quarter of strong, top-line momentum, driven by rising guest counts and new restaurant performance.  We credit our on-going commitment to Legendary Food and Legendary Service at an affordable price, our fundamental business proposition.  That said, commodity inflation continues to present challenges in the marketplace and, although we have modestly raised prices to address the issue, it has not been enough to fully offset the rising costs.  If appropriate, we believe we are well positioned to take further modest price increases to help offset inflation.

Hart continued, “We continue to have a lot of confidence in our unit economics and are excited to continue to ramp our development.  Accordingly, we plan to open more restaurants in 2011 than in 2010, and we are building a pipeline to open even more units in 2012.  This caused pre-opening costs to increase in the first quarter, something we expect to persist throughout the year.  While negative to earnings per share short term, we strongly believe the longer term dynamics of new unit and operating week growth is good for our teams and our shareholders.  Finally, while we continue to invest in our core business, we are pleased to be returning excess capital to shareholders through dividends and share repurchases.  We remain committed to driving total shareholder return through our operational performance, our growth and returning capital to shareholders.”

Outlook for 2011

The Company reported that comparable restaurant sales for the first four weeks of the second quarter of fiscal 2011 increased approximately 5.4% compared to the prior year period.

The Company’s current expectation for 2011 diluted earnings per share growth is 5% to 10% compared to 2010.  This estimate is based, in part, on the following assumptions:

•                  Comparable restaurant sales growth of 3.5% to 5%;

•                  Approximately 20 company restaurant openings;

•                  Food cost inflation of approximately 4.0%; and

•                  Total capital expenditures of $65 to $70 million.

Conference Call

The Company is hosting a conference call today, May 2, 2011, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 312-9837 or (719) 325-2192 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 9369386 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 345 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	(unaudited)
	13 Weeks Ended
	March 29, 2011	March 30, 2010

Revenue:
Restaurant sales	$281,320	$257,342
Franchise royalties and fees	2,465	2,282

Total revenue	283,785	259,624

Costs and expenses:
Restaurant operating costs:
Cost of sales	93,541	82,799
Labor	82,720	74,909
Rent	5,657	5,270
Other operating	45,281	42,598
Pre-opening	1,890	1,105
Depreciation and amortization	10,600	10,337
Impairment and closure	26	158
General and administrative	13,861	12,342

Total costs and expenses	253,576	229,518

Income from operations	30,209	30,106

Interest expense, net	565	730
Equity income from investments in unconsolidated affiliates	103	108

Income before taxes	29,747	29,484
Provision for income taxes	9,272	9,606

Net income including noncontrolling interests	$20,475	$19,878
Less: Net income attributable to noncontrolling interests	682	637
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$19,793	$19,241

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.27	$0.27
Diluted	$0.27	$0.27

Weighted average shares outstanding:
Basic	72,052	70,690
Diluted	73,727	72,226

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

	(unaudited)
	March 29, 2011	December 28, 2010

Cash and cash equivalents	$77,420	$82,215
Other current assets	29,903	31,707
Property and equipment, net	460,522	458,983
Goodwill	111,785	111,785
Intangible asset, net	9,849	10,118
Other assets	9,325	7,993

Total assets	$698,804	$702,801

Current maturities of long-term debt and obligations under capital leases	281	274
Other current liabilities	113,971	111,784
Long-term debt and obligations under capital leases, excluding current maturities	51,832	51,906
Other liabilities	40,258	39,455
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	489,625	496,616
Noncontrolling interests	2,837	2,766

Total liabilities and equity	$698,804	$702,801

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 29, 2011	March 30, 2010

Cash flows from operating activities:
Net income including noncontrolling interests	$20,475	$19,878
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,600	10,337
Share-based compensation expense	2,960	1,830
Other noncash adjustments	172	1,815
Change in working capital	(2,071)	(11,176)
Net cash provided by operating activities	32,136	22,684

Cash flows from investing activities:
Capital expenditures - property and equipment	(12,458)	(7,822)
Proceeds from sale of property and equipment, including insurance proceeds	49	21
Net cash used in investing activities	(12,409)	(7,801)

Cash flows from financing activities:
Repayments of revolving credit facility, net	—	(12,000)
Repurchase shares of common stock	(25,269)	—
Other financing activities	747	4,002
Net cash used in financing activities	(24,522)	(7,998)

Net (decrease) increase in cash and cash equivalents	(4,795)	6,885
Cash and cash equivalents - beginning of year	82,215	46,858
Cash and cash equivalents - end of year	$77,420	$53,743

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	First Quarter		Change
	2011	2010	vs LY

Restaurant openings
Company	2	3	(1)
Franchise	0	0	0
Total	2	3	(1)

Restaurants open at the end of the quarter
Company	276	264	12
Franchise	71	70	1
Total	347	334	13

Company-owned restaurants
Restaurant sales	$281,320	$257,342	9.3%
Store weeks	3,568	3,412	4.6%
Comparable restaurant sales growth (1)	4.6%	0.4%
Average unit volume (2)	$1,022	$975	4.8%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.3%	32.2%	108	bps
Labor	29.4%	29.1%	30	bps
Rent	2.0%	2.0%	(4	)bps
Other operating	16.1%	16.6%	(46	)bps
Total	80.8%	79.9%	88	bps

Restaurant margins (3)	19.2%	20.1%	(88	)bps

Franchise-owned restaurants
Franchise royalties and fees	$2,465	$2,282	8.0%
Store weeks	897	910	(1.4)%
Comparable restaurant sales growth (1)	3.8%	0.9%
Average unit volume (2)	$994	$964	3.1%

Pre-opening expense	$1,890	$1,105	71.0%

Depreciation and amortization	$10,600	$10,337	2.5%
As a % of revenue	3.7%	4.0%	(25	)bps

Impairment and closure	$26	$158	NM
As a % of revenue	0.0%	0.1%	(5	)bps

General and administrative expenses	$13,861	$12,342	12.3%
As a % of revenue	4.9%	4.8%	13	bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

NM - Not meaningful

Amounts may not foot due to rounding.